Exhibit 99.2

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made as of October 16, 2012, by and between Kaien Liang, Pokai Hsu, Tingyuan Chen, Yen Chen Chi, Huang-Jen Chou, ChiaYeh Lin, China Berkshire Surpass Buffett Co, Ltd. and Zhicheng Zheng (collectively, the “Contributing Stockholders”), and Beyond Extreme Training Corp., a company newly formed under the laws of the State of Nevada, the United States (the “Company”).

RECITALS

A. The Company expects to file a Schedule 13E-3 with the Securities and Exchange Commission announcing its intention to cause the Company to effect a “short-form” merger (the “Merger”) with and into China Executive Education Corp. (“CEEC”) under Section 92A.180 of Nevada Revised Statutes (the “NRS”), with CEEC being the surviving corporation (the “Surviving Corporation”), pursuant to which (i) the stockholders of CEEC other than the Company are entitled to receive cash in exchange for their shares of CEEC common stock, par value $0.001 per share (the “CEEC Shares”), and (ii)  the Contributing Stockholders will receive shares of common stock of the Surviving Corporation, and (iii) immediately following the Merger, the Contributing Stockholders will own all of the common stock of the Surviving Corporation.

B. To effect the Merger, pursuant to the terms and conditions set forth herein, the Contributing Stockholders desire to contribute to the Company, immediately prior to the Merger, all of their respective CEEC Shares, as of such time (the “Effective Time”).

C. Following the contribution by the Contributing Stockholders of their CEEC Shares pursuant to this Agreement, the Company will be the beneficial owner of approximately 90.06% of all outstanding CEEC Shares.

E.  The Contributing Stockholders desire to evidence herein their consent to, and approval of, the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

1. Interpretation of this Agreement.  As used in this Agreement, the following terms when used in this Agreement have the meanings set forth below

“Agreement” means this Contribution Agreement and all exhibits and schedules hereto, as amended, modified or supplemented from time to time.

“CEEC” shall have the meaning given to it in the recitals of this Agreement.

“CEEC Shares” shall have the meaning given to it in the recitals of this Agreement.

“Company” shall have the meaning given to it in the preamble of this Agreement.

“Company Common Stock” means the Company’s common stock, par value $0.001 per share.

“Contributed Shares” shall have the meaning given to it in Section 2(a) of this Agreement.

“Effective Time” shall have the meaning given to it in the recitals of this Agreement.

“Merger” shall have the meaning given to it in the recitals of this Agreement.

“NRS” shall have the meaning given to it in the recitals of this Agreement.

 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933 of the United States, as amended.

 “Shares” shall have the meaning given to it in Section 2(b) of this Agreement.

“Surviving Corporation” shall have the meaning given to it in the recitals to this Agreement.

2. Contribution of CEEC Common Stock; Issuance of Shares; Consent to Merger.

(a) Contribution of CEEC Common Stock. Immediately prior to the Effective Time, the Contributing Stockholders shall contribute, assign and transfer to the Company, and the Company shall accept, all shares of CEEC Common Stock held by the Contributing Stockholders, as set forth against each Contributing Stockholder’s name on Exhibit A hereto (the “Contributed Shares”), free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever.

(b) Issuance of Shares. In consideration for the Contributing Stockholders’ contribution of the Contributed Shares to the Company pursuant to Section 2(a), the Company shall issue shares of Company Common Stock as set forth against each Contributing Stockholder’s name on Exhibit A hereto (the “New Shares”), free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever.

(c) Consent to the Merger. The Contributing Stockholders, as evidenced by its signature hereto, in lieu of a special meeting of the stockholders of the Company, does hereby consent to and approve the Merger, and the other transactions contemplated herein and therein.

3.  Termination. This Agreement and the obligation of the Contributing Stockholders to contribute the Contributed Shares will terminate automatically and immediately upon the full discharge of the obligations herein in connection with the Merger.

4.  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

5.  Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

6.  Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

7.  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Contributing Stockholders, the Company, and their respective successors and assigns and, where applicable, heirs and personal representatives.

8.  Choice of Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the state of Nevada without regard to conflicts of laws principles thereof and all questions concerning the validity and construction of this Agreement shall be determined in accordance with the laws of such state. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF NEVADA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

9.  Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Contributing Stockholders and the Company.

10.  No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Contribution Agreement as of the day and year first above written.

BEYOND EXTREME TRAINING CORP.

By: /s/ Kaien Liang
Name: Kaien Liang
Title: Director

KAIEN LIANG

/s/ Kaien Liang

POKAI HSU

/s/ Pokai Hsu

TINGYUAN CHEN

/s/ Tingyuan Chen

YEN CHEN CHI

/s/ Yen Chen Chi

HUANG-JEN CHOU

/s/ Huang-Jen Chou

CHIAYEH LIN

/s/ ChiaYeh Lin

CHINA BERKSHIRE SURPASS BUFFETT CO., LTD.

By: /s/ Huang-Jen Chou
Name: Huang-Jen Chou
Title: Chairman

ZHICHENG ZHENG

/s/ Zhicheng Zheng

EXHIBIT A

Name	Contributed Shares	New Shares
Kaien Liang	15,895,500	15,895,500
Pokai Hsu	1,760,000	1,760,000
Tingyuan Chen	1,100,000	1,100,000
Yen Chen Chi	716,500	716,500
Huang-Jen Chou	600,000	600,000
ChiaYeh Lin	430,000	430,000
China Berkshire Surpass Buffett Co, Ltd.	33,000	33,000
Zhicheng Zheng	30,000	30,000
Total:	20,565,000	20,565,000